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                                                                    EXHIBIT 99.1


CONTACTS:

Steven D. Whiteman
Chairman, President and CEO
Viasoft, Inc.
602-952-0050


FOR IMMEDIATE RELEASE


              VIASOFT ANNOUNCES 1999 ANNUAL MEETING OF STOCKHOLDERS


         PHOENIX, ARIZ. (MARCH 10, 2000) - Viasoft, Inc. (Nasdaq NM: VIAS) announced today that the Annual Meeting of Stockholders for 1999 has been scheduled for May 31, 2000. The 1999 Annual Meeting had been previously postponed while the Company's terminated merger with Compuware was pending. The record date for the 1999 Annual Meeting is April 5, 2000.

         Due to the rescheduling of the 1999 annual meeting, the previously-announced deadlines for stockholders to submit proposals to be considered for stockholder action at the 1999 annual meeting are no longer applicable.

         If a stockholder desires to bring proper business before the 1999 Annual Meeting, the stockholder must follow procedures outlined in the Company's Bylaws. Pursuant to the Company's Bylaws, a stockholder may propose business to be considered at an annual meeting of the stockholders, provided that the stockholder (a) is a stockholder of record at the time of giving notice to the Company of the proposal and is entitled to vote at the annual meeting of stockholders where the proposal will be considered, and (b) complies with the notice procedures of Article III of the Company's Bylaws. That Article provides that the proposing stockholder must deliver written notice of the proposal to the Company's Secretary not earlier than the 90th day, nor later than the close of business on the later of the 60th day prior to the date of the annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The required notice must contain certain information, including information about the stockholder, as prescribed by the Bylaws.

         Viasoft has established the close of business on March 31, 2000 as the deadline for a stockholder to deliver notice of a proposal for consideration at the rescheduled 1999 Annual Meeting. The deadline for submission of proposals to be included in the Company's proxy statement and proxy card for the 1999 Annual Meeting is also March 31, 2000.
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ABOUT VIASOFT

         Viasoft is a leader in understanding enterprise applications to help companies realize the greatest return on their information technology investments. The Company provides business solutions consisting of specialized professional services and award-winning software, designed to enable customers worldwide to cost-effectively manage and evolve their information technology assets. Headquartered in Phoenix, Ariz., Viasoft provides sales and professional services through regional offices in the United States, Europe, Australia and a network of international distributors. For more information on Viasoft's services and technology, please visit the Company's World Wide Web site at www.viasoft.com.

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         The statements made in this press release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, risks associated with the reorganization of the Company, the affect of the termination of the proposed acquisition by Compuware and claims made against the Company by Compuware, market demand and acceptance, the impact of competitive products and services, risks associated with results and timing of technology development and commercialization, the Company's ability to manage growth and acquisitions of technology or businesses, the effect of economic and business conditions including risks inherent in international operations and the ability to attract and retain technical personnel, risks associated with, as well as the Company's ability to manage, a consulting services business and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.